Exhibit 99.1

Investor Relations:

Raul Jacob Victor Pedraglio +(602) 264-1375	October 27, 2022 Southern Copper Corporation (NYSE and BVL: SCCO)
southerncopper@southernperu.com.pe www.southerncoppercorp.com	• Production recovery after Cuajone illegal blockage. After the Company resumed operations at our Cuajone facilities in April, a plan was implemented to gradually scale up production to recover volume losses after the 54-day illegal blockage at this mine. At this point, we estimate that our Peruvian operations will reach 94% of the 2022 production plan of 360,900 tons.

•	3Q22 net sales were $2,156.9 million. This represented a 19.5% decrease with regard to 3Q21, which was driven by lower metal prices for copper (-18.6%) and by-products (Mo=-13.2%; Ag= -21.3%). The sales volume for copper increased (+2.4%) but fell for molybdenum (-24.2%) and zinc (-11.4%).

The net sales volume in 3Q22 was 20.4% higher than 2Q22’s figure. However, the volume growth in sales was offset by lower metal prices for copper (-19.4%), molybdenum (-12.6%) and other Company by-products. 3Q22 net sales were 6.5% lower than in 2Q22.

•	Net income in 3Q22 was $519.0 million, which represented a 40.2% decrease with regard to the $867.6 million registered in 3Q21. However, net income in 3Q22 represented a 20.1% increase when compared to the $432.3 million registered in 2Q22.

The net income margin in 3Q22 stood at 24.1%, versus 18.7% in 2Q22 and 32.4% in 3Q21.

~~•~~	3Q22 adjusted EBITDA was $1,017.9 million, which represented a decrease of 40.4% with regard to the $1,709.3 million registered in 3Q21. The 3Q22 adjusted EBITDA mark was similar to the $1,021.4 million registered in 2Q22.

The adjusted EBITDA margin in 3Q22 stood at 47.2% versus 44.3% in 2Q22 and 63.8% in 3Q21.

•	Cash flow from operating activities in 3Q22 was $590.1 million, which represented an increase of 90.4% over the $309.8 million posted in 2Q22 and a decrease of 51.7% over the $1,220.6 million posted in 3Q21.

•	Copper production registered a decrease of 6.0% in 3Q22 in quarter-on-quarter terms to stand at 230,522 tons. The decrease in production at our Peruvian operations (-11.8%) and at La Caridad mine (-11.3%) were due to lower ore grades and recoveries. The smelted and refined copper volume increased in 3Q22 (+2.0%) and (+6.0%) respectively.

•	By-product production: Molybdenum production decreased (-24.8%) in 3Q22 compared to 3Q21 due to lower production at the Toquepala, Buenavista and La Caridad mines. Mined zinc production fell 11.9% this quarter due to lower production at the Charcas and Santa Barbara units, which was mainly attributable to a decrease in processed material and lower zinc grades. These results were partially offset by higher production at the San Martin mine. Mined silver production registered a slight increase of 0.6% in 3Q22.

•	Operating cash cost per pound of copper, including by-product revenue credits, was $1.03 in 3Q22, which represented an increase of 77.6% compared to the $0.58 reported in 3Q21. The increase was mainly due to higher costs for fuel, energy and explosives and to the unit cost effect generated by a decrease in pounds of copper produced. The 3Q22 operating cash cost decreased by 5.7% when compared to the $1.10 reported in 2Q22.

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

•	In 3Q22, we spent $227.9 million on capital investments, which reflected a 6.3% decrease with regard to 2021 and represented 43.9% of net income this quarter. We continue to advance our projects, including the Buenavista Zinc, El Pilar and Pilares projects, which have registered good progress.

•	Dividends: On October 20, 2022, the Board of Directors authorized a dividend of $0.50 per share payable on November 23, 2022 for shareholders of record at the close of business on November 9, 2022.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “Despite headwinds on the external front and a series of atypical events in the second quarter, we have persevered, bolstered by both SCC’s strengths and strong financial position. Evidence of our fortitude can be seen in the 3Q22 and 2Q22 comparison. SCC´s copper production registered an increase of 10.6% over 2Q22’s figure while our net income in 3Q22 represented a 20.1% increase with regard to the $432.2 million registered in 2Q22. Operating cash cost per pound of copper, including by-product revenue credits, was 5.7% lower than the $1.10 reported in 2Q22.

The results of 3Q22 reflect the full recovery of our Cuajone operation after the violent stoppage suffered during the first half of this year. We remain fully committed to creating value for our shareholders and generating positive impacts for all the communities, regions, and countries where we operate.”

Key Financial Data

	Third Quarter					Nine Months
			Variance					Variance
	2022	2021	$		%	2022	2021	$		%

	(in millions except per share amount and %s)
Sales	$2,156.9	$2,680.9	$(524.0)		(19.5)%	$7,227.6	$8,110.4	$(882.8)		(10.9)%
Cost of sales	1,137.9	927.5	210.4		22.7%	3,442.3	2,856.8	585.5		20.5%
Operating income	787.2	1,507.8	(720.6)		(47.8)%	3,065.7	4,534.6	(1,468.9)		(32.4)%
Net income	$519.0	$867.6	$(348.6)		(40.2)%	$1,736.1	$2,564.2	$(828.1)		(32.3)%
Net income margin	24.1%	32.4%	(8.3	)pp	(25.6)%	24.0%	31.6%	(7.6	)pp	(24.1)%
Adjusted EBITDA	1,017.9	1,709.3	(691.4)		(40.4)%	3,717.7	5,126.2	(1,408.5)		(27.5)%
Adjusted EBITDA margin	47.2%	63.8%	(16.6	)pp	(26.0)%	51.4%	63.2%	(11.8	)pp	(18.7)%
Income per share	$0.67	$1.12	$(0.45)		(40.2)%	$2.25	$3.32	$(1.07)		(32.2)%
Capital investments	227.9	243.1	(15.2)		(6.3)%	657.6	695.5	(37.9)		(5.4)%

3Q22	www.southerncoppercorp.com	Page 2 of 13

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Capital Investments

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru reflects a commitment of $7.9 billion.

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards to produce 120,000 tons of SX- EW copper cathodes per year. The estimated capital budget for the project is $1.4 billion.

Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2027. In 2022, we continued to engage in social and environmental improvements for the local communities and worked on the project’s environmental impact assessment.

Project update: In February, 2022, some illegal miners occupied a portion of the project’s land and began to produce copper through a small-scale artisanal process. This action was followed by an attack on the project mining camp on May 31, which caused a fire that completely destroyed the installations. As of September 30, 2022 part of the project´s land continued to be occupied by illegal miners, some of whom have irregularly registered their stakes in the "Integral Registry of Mining Formalization" (REINFO) The Company has filed criminal complaints and other legal remedies, which have annulled the claims of 43 illegal miners while 32 cases remain open.

Michiquillay - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2029. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: In 2021, the Company signed Social Agreements with the Michiquillay and the Encañada Communities. In addition to this, on October 1, 2021, the Peruvian Ministry of Energy and Mines approved the semi-detailed Environmental Impact Study for the project. These events will allow Southern Copper to initiate an in-depth exploration program in November 2022.

3Q22	www.southerncoppercorp.com	Page 3 of 13

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the engineering study. All the main equipment is on site and construction site works are in progress. The project has all the necessary permits and the capital budget is $413 million. When completed, this new facility will double the Company’s zinc production capacity and provide 490 direct jobs and 1,470 indirect jobs.

Project update: as of September 30, 2022, we had invested $292.4 million in this project, where physical completion is at 83%. We expect to initiate operations in 2H23.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks has been built and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.29% from La Caridad). The budget for Pilares is $159 million.

Project update: as of September 30, 2022, the project was 95% complete and had obtained all permits and licenses required. Pilares has initiated operations and is currently mining copper oxides and mineral to be processed.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tons of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million. We expect production to begin in 2024 and the mine life is estimated at 13 years.

Project update: The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. Basic engineering study is finished and the Company continue to develop the project and engage in onsite environmental activities. The SX-EW plant EPCM project has been awarded to a contractor and has started.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 1,230 million tons with an average ore grade of 0.40% and 141 million tons of leach material with an average ore grade of 0.27%. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to total 190,000 tons of copper and 105,000 ounces of gold.

Project update: The Company has completed the environmental impact assessment, which will be filed with authorities shortly.

Environmental, Social & Governance (ESG) Investment

At Southern Copper, we have strengthened governance relative to sustainable development. The Sustainable Development Committee, which is presided by an independent member of the board, held its first session on October 14th, 2022. During this encounter, our counselors reviewed our advances in terms of our main performance indicators and gave us recommendations for the climate change strategy we are building.

SCC adheres to the UN Global Compact. Through the affiliation of AMC, our holding corporation, we reaffirm our commitment to align our policies, strategies, and operations with the Ten Principles of the Global Compact, which address issues such as human rights, labor rights, the environment and anti-corruption. This adhesion to the Global Compact will also position us to further our contributions to the 2030 Agenda for Sustainable Development Goals and the Paris Agreement.

3Q22	www.southerncoppercorp.com	Page 4 of 13

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Climate change. We are actively collaborating with the International Copper Association (ICA) to define the Global Copper Decarbonization Roadmap, which is aligned with the Paris Agreement. The results of this exercise have nurtured our medium and long-term objectives and will be published in the first quarter of 2023.

Occupational safety is a priority for the Company. The Mexican Government awarded our Caridad metallurgical operation, located in Sonora, Mexico, the distinction of “Safe and Healthy Workplace.” The Company was recognized for its voluntary program to implement strategies and actions to improve the safety, health and wellbeing of our workers while bolstering the productivity and quality of the workplace. The precious metals plant, which is part of the aforementioned complex, received the Casco de Plata (Silver Helmet) in the category “Smelters with less than 500 workers,” which was awarded by the Mining Chamber of Mexico in recognition of the fact that the plant was the best performer on the occupational accident index for 2021.

A reduction in accident rates and a renewed drive to safeguard the lives and health of our workers led MAPFRE-Peru to award our SCC Toquepala unit with an “Award for Safety Excellence in 2021.” This distinction recognizes the effectiveness of the Comprehensive System for Occupational Safety and Health Management that has been implemented at this mine and throughout the organization.

Thanks to our commitment to adequately use and preserve water resources, we have begun building a wastewater treatment plant in the province of Ilo, in Moquegua, Peru. This project will require an investment of $27 million and will benefit more than 77 thousand people. SCC will operate and maintain the plant for the next 30 years to prevent wastewater from being discharged into the ocean, which will protect the marine ecosystem and public health. The President of the Council of Ministers, Anibal Torres, inaugurated this facility, remarking that the “mining sector plays a fundamental role in the country’s growth and the synergy between the State and the private sector is fueling the construction of emblematic projects.” Prime minister Torres was accompanied by the minister of Energy and Mines and the minister of Housing, Construction and Sanitation at this event.

Social Impact. In the framework of the 14º International Mining Congress, which was held in Hermosillo, Sonora, Mexico, the Association of Mining Engineers, Metallurgists and Geologists of Mexico A.C. (Asociación de Ingenieros de Minas, Metalurgistas y Geólogos de México A.C.) bestowed Grupo México, the holding company of AMC, with an award, in recognition of the corporation’s efforts to generate more social impact in this state of the Mexican Republic.

More than 300 outstanding students will benefit from the construction of modern infrastructure for the High-Performance School of Moquegua (Colegio de Alto Rendimiento de Moquegua−COAR), which SCC will build through the Taxes for Works mechanism, in conjunction with the Ministry of Education (MINEDU). At a well-attended ceremony, the project’s first stone was laid. The facility will be completed over a period of 18 months and will require an investment of $25 million. During the ceremony, the minister of education, Rosendo Serna, praised the Company’s contribution to education: “We believe in investment in education and take the struggle against the deep deficit of education infrastructure that seriously affects our country. The task is titanic and lengthy. For this reason, we thank Southern Peru for joining the fight to improve the educational conditions of millions of children and young people throughout the country.”

3Q22	www.southerncoppercorp.com	Page 5 of 13

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s third quarter earnings conference call will be held on October 28, 2022, beginning at 9:00 AM – EST (8:00 AM Lima and Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register in the following link:

https://register.vevent.com/register/BI2fd9ca8a78b24e4093bd9fb29e9d3274

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m5f36b4e41a10da8b2bae0024abfda76e

3Q22	www.southerncoppercorp.com	Page 6 of 13

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2022	4.53	4.54	18.99	1.70	24.05	1,873.63
2Q 2022	4.32	4.34	18.30	1.78	22.65	1,872.01
3Q 2022	3.51	3.50	16.00	1.48	19.10	1,728.33
9M 2022	4.12	4.12	17.76	1.65	21.93	1,824.66

1Q 2021	3.85	3.86	11.19	1.25	26.29	1,797.80
2Q 2021	4.40	4.43	13.89	1.32	26.78	1,816.49
3Q 2021	4.25	4.30	18.43	1.36	24.28	1,789.44
4Q 2021	4.40	4.38	18.53	1.53	23.36	1,794.58
9M 2021	4.17	4.20	14.50	1.31	25.78	1,801.24
Average 2021	4.23	4.24	15.51	1.36	25.18	1,799.58

Variance: 3Q22 vs. 3Q21	(17.4)%	(18.6)%	(13.2)%	8.8%	(21.3)%	(3.4)%
Variance: 3Q22 vs. 2Q22	(18.8)%	(19.4)%	(12.6)%	(16.9)%	(15.7)%	(7.7)%
Variance: 9M22 vs. 9M21	(1.2)%	(1.9)%	22.5%	26.0%	(14.9)%	1.3%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	%	2022	2021	%
Copper (tons)
Mined	230,522	245,146	(6.0)%	653,430	720,658	(9.3)%
3rd party concentrate	271	2,257	(88.0)%	29,584	6,601	348.2%
Total production	230,793	247,403	(6.7)%	683,014	727,259	(6.1)%
Smelted	163,661	160,457	2.0%	481,959	454,454	6.1%
Refined and Rod	214,684	203,341	5.6%	631,138	595,603	6.0%
Sales	235,210	229,592	2.4%	638,538	703,322	(9.2)%

Molybdenum (tons)
Mined	6,092	8,103	(24.8)%	19,504	22,285	(12.5)%
Sales	6,164	8,129	(24.2)%	19,507	22,301	(12.5)%

Zinc (tons)
Mined	14,881	16,894	(11.9)%	44,748	50,471	(11.3)%
Refined	28,525	29,371	(2.9)%	73,207	71,454	2.5%
Sales	27,901	31,479	(11.4)%	72,220	70,649	2.2%

Silver (000s ounces)
Mined	4,875	4,847	0.6%	13,602	14,436	(5.8)%
Refined	3,694	3,354	10.1%	10,622	10,010	6.1%
Sales	4,764	4,400	8.3%	13,632	14,314	(4.8)%

3Q22	www.southerncoppercorp.com	Page 7 of 13

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	VAR %	2022	2021	VAR %

	(in millions, except per share amount)
Net sales:	$2,156.9	$2,680.9	(19.5)%	$7,227.6	$8,110.4	(10.9)%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,137.9	927.5	22.7%	3,442.3	2,856.8	20.5%
Selling, general and administrative	30.2	31.3	(3.5)%	91.4	92.9	(1.6)%
Depreciation, amortization and depletion	192.0	203.4	(5.6)%	597.6	599.4	(0.3)%
Exploration	9.6	10.9	(11.9)%	30.6	26.7	14.6%
Total operating costs and expenses	1,369.7	1,173.1	16.8%	4,161.9	3,575.8	16.4%

Operating income	787.2	1,507.8	(47.8)%	3,065.7	4,534.6	(32.4)%

Interest expense, net of capitalized interest	(84.2)	(88.9)	(5.3)%	(257.2)	(267.8)	(4.0)%
Other income (expense)	38.7	(1.9)	(2,136.8)%	54.4	(7.8)	(797.4)%
Interest income	7.8	1.5	420.0%	16.7	5.2	221.2%
Income before income tax	749.5	1,418.5	(47.2)%	2,879.6	4,264.2	(32.5)%
Income taxes	228.5	548.6	(58.3)%	1,137.0	1,703.8	(33.3)%
Net income before equity earnings of affiliate	521.0	869.9	(40.1)%	1,742.6	2,560.4	(31.9)%
Equity earnings of affiliate	(0.1)	1.3	(107.7)%	0.3	14.4	(97.9)%
Net Income	520.9	871.2	(40.2)%	1,742.9	2,574.8	(32.3)%

Less: Net income attributable to non-controlling interest	1.9	3.6	(47.2)%	6.8	10.6	(35.8)%

Net Income attributable to SCC	$519.0	$867.6	(40.2)%	$1,736.1	$2,564.2	(32.3)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.67	$1.12	(40.2)%	$2.25	$3.32	(32.2)%
Dividends paid	$0.75	$0.90	(16.7)%	$3.00	$2.20	36.4%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

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THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2022	2021	2021

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	2,184.5	$3,002.0	$2,583.7
Short-term investments	0.3	486.9	626.8
Accounts receivable	1,154.7	1,446.6	1,579.8
Inventories	1,053.3	972.9	912.5
Other current assets	566.5	231.2	188.0
Total current assets	4,959.3	6,139.6	5,890.8

Property, net	9,554.5	9,464.4	9,476.1
Leachable material, net	1,075.1	1,097.6	1,171.1
Intangible assets, net	137.2	138.1	139.0
Right-of-use assets	869.7	916.3	926.6
Deferred income tax	245.7	316.2	286.7
Other assets	241.7	225.4	220.0
Total assets	$17,083.2	$18,297.6	$18,110.3

LIABILITIES
Current liabilities:
Current portion of long-term debt	300.0	$299.7	$-
Accounts payable	662.6	591.9	$611.2
Income taxes	94.7	832.6	654.9
Accrued workers’ participation	178.5	325.7	279.6
Other accrued liabilities	249.0	200.1	243.4
Total current liabilities	1,484.8	2,250.0	1,789.1

Long-term debt	6,250.3	6,247.9	6,546.7
Lease liabilities	792.8	842.4	854.0
Deferred income taxes	132.2	118.3	118.4
Non-current tax payable	75.4	-	-
Other liabilities	98.9	68.3	89.1
Asset retirement obligation	620.8	562.9	559.6
Total non-current liabilities	7,970.4	7,839.8	8,167.8

EQUITY
Stockholders’ equity:
Common stock	3,486.7	3,462.9	3,469.0
Treasury stock	(3,096.3)	(3,074.0)	(3,080.8)
Accumulated comprehensive income	7,176.4	7,760.3	7,707.8
Total stockholders’ equity	7,566.8	8,149.2	8,096.0
Non-controlling interest	61.2	58.6	57.4
Total equity	7,628.0	8,207.8	8,153.4

Total liabilities and equity	$17,083.2	$18,297.6	$18,110.3

As of September 30, 2022, December 31, 2021 and September 30, 2021 there were 773.1 million shares outstanding.

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THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

	(in millions)
OPERATING ACTIVITIES
Net income	$520.9	$871.2	$1,743.0	$2,574.8
Depreciation, amortization and depletion	192.0	203.4	597.6	599.4
Deferred income tax	52.6	(103.3)	84.5	(100.1)
Change in operating assets and liabilities	(183.8)	278.0	(781.6)	30.0
Other, net	8.4	(28.7)	77.1	(39.4)
Net cash provided by operating activities	590.1	1,220.6	1,720.6	3,064.7

INVESTING ACTIVITIES
Capital investments	(227.9)	(243.1)	(657.6)	(695.5)
Sale of short-term investment, net	242.3	(81.0)	486.6	(216.0)
Other, net	-	9.9	-	(0.6)
Net cash provided by (used in) investing activities	14.4	(314.2)	(171.0)	(912.1)

FINANCING ACTIVITIES
Dividends paid	(579.8)	(695.8)	(2,319.3)	(1,700.8)
Distributions to non-controlling interest	(0.4)	(1.6)	(4.2)	(4.5)
Other	0.1	-	0.2	0.2
Net cash used in financing activities	(580.1)	(697.4)	(2,323.3)	(1,705.1)

Effect of exchange rate changes on cash	47.0	(19.6)	(43.8)	(47.4)

Increase/(Decrease) in cash and cash equivalents	$71.4	$189.4	$(817.5)	$400.1

3Q22	www.southerncoppercorp.com	Page 10 of 13

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

3Q22	www.southerncoppercorp.com	Page 11 of 13

THIRD QUARTER AND NINE MONTHS 2022 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to	Third Quarter		Year to date
SCC to adjusted EBITDA	2022	2021	2022	2021
Net income attributable to SCC	$519.0	$867.6	$1,736.1	$2,564.2
Add:
Net income attributable to the non-controlling interest	1.9	3.6	6.8	10.6
Income taxes	228.5	548.6	1,137.0	1,703.8
Interest expense	84.2	88.9	257.2	267.8
Depreciation, amortization and depletion	192.0	203.4	597.6	599.4
Less:
Equity earnings of affiliate	0.1	(1.3)	(0.3)	(14.4)
Interest income	(7.8)	(1.5)	(16.7)	(5.2)
Adjusted EBITDA	$1,017.9	$1,709.3	$3,717.7	$5,126.2

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

3Q22	www.southerncoppercorp.com	Page 12 of 13

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before	3rd quarter 2022		3rd quarter 2021		Nine months 2022		Nine months 2021
by-product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,137.9	233.3	927.5	177.5	3,442.3	247.9	2,856.8	185.4
Add:
Selling, general and administrative expenses	30.2	6.2	31.3	6.0	91.4	6.6	92.9	6.0
Treatment and refining charges net of sales premiums	(5.7)	(1.2)	(10.3)	(2.0)	(28.0)	(2.0)	(25.9)	(1.7)
Less:
Workers participation	(31.8)	(6.5)	(40.5)	(7.8)	(208.2)	(15.0)	(250.2)	(16.2)
Purchased concentrates from third parties	(35.9)	(7.4)	(62.7)	(12.0)	(261.2)	(18.8)	(172.5)	(11.2)
Other charges	(43.9)	(8.9)	(5.9)	(1.1)	(269.3)	(19.4)	(65.8)	(4.3)
Inventory change	(45.2)	(9.3)	7.7	1.5	27.5	2.0	1.1	0.1
Operating cash cost before by-product revenues	1,005.6	206.2	847.1	162.1	2,794.5	201.3	2,436.4	158.1

Less by-products revenue	(501.1)	(102.7)	(543.4)	(104.0)	(1,549.9)	(111.6)	(1,458.2)	(94.6)

Operating cash cost, net of by-products revenue	504.5	103.5	303.7	58.1	1,244.6	89.7	978.2	63.5

Total pounds of copper produced, in millions		487.8		522.5		1,388.5		1,541.0

3Q22	www.southerncoppercorp.com	Page 13 of 13